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                           OFFER TO PURCHASE FOR CASH
                        ALL OF THE OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                       OF

                            BLOCK DRUG COMPANY, INC.
                                       AT
                              $53.00 NET PER SHARE
                                       BY

                              SB ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             SMITHKLINE BEECHAM PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON DECEMBER 13, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                OCTOBER 19, 2000

TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     We have been engaged by SB Acquisition Corp., a New Jersey corporation ("Purchaser") and a wholly-owned subsidiary of SmithKline Beecham plc, a public limited company organized under the laws of England and Wales ("Parent"), to act as Dealer Manager in connection with (i) its offer to purchase all of the outstanding shares of Class A common stock, par value $.10 per share (the "Class A Stock"), of Block Drug Company, Inc., a New Jersey corporation (the "Company") and (ii) the separate but simultaneous offer by Parent and Purchaser to purchase all of the outstanding shares of Class B common stock, par value $.10 per share (the "Class B Stock" and, together with the Class A Stock, the "Shares"), of the Company, in each case at $53.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 19, 2000 (the "Offer to Purchase") of Purchaser and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PURCHASER OR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTS (A) 100% OF THE CLASS B STOCK AND (B) AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF CLASS A STOCK AND CLASS B STOCK (TAKEN TOGETHER AS IF A SINGLE CLASS), IN EACH CASE ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"), (II) THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION DATE OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER, AND (III) THE RECEIPT OF ANY REQUIRED APPROVAL UNDER REGULATION 4064/899/EC CONCERNING THE CONTROL OF CONCENTRATIONS BETWEEN UNDERTAKINGS ADOPTED BY THE COUNCIL OF EUROPEAN COMMUNITIES ON DECEMBER 21, 1989, AS AMENDED; IN EACH CASE AS DESCRIBED IN FURTHER DETAIL IN THE OFFER TO PURCHASE. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

     Enclosed herewith are the following documents:

          1. Offer to Purchase, dated October 19, 2000;

          2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

          3. Notice of Guaranteed Delivery;

          4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

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          5. Letter to shareholders of the Company from the Chairman of the
     Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          6. A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          7. Return envelope addressed to HSBC Bank USA, the Depositary.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 7, 2000, by and among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary or affiliate of Parent, Purchaser or the Company or held in the treasury of the Company) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the price per Share paid by Purchaser pursuant to the Offer, without interest.

     Parent and Purchaser have also entered into a Voting and Tender Agreement dated as of October 7, 2000 with certain shareholders of the Company who own an aggregate of approximately 52% of the outstanding shares of Class A Stock and 100% of the outstanding shares of Class B Stock. Under the terms of the Voting and Tender Agreement, those shareholders have agreed to tender their Shares into the Offer and to vote in favor of the Merger.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) as, if and when Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT PURSUANT TO THE OFFER. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to the expiration of the Offer.

     In order to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 13, 2000, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer may be addressed to the undersigned at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of enclosed materials may be obtained from the Information Agent and will be furnished at Purchaser's expense.

                                         Very truly yours,

                                         LEHMAN BROTHERS

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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